Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form F-1 of our report dated February 2, 2010 (March 5, 2010 as to Note 21) relating to the financial statements and financial statement schedules of China Lodging Group, Limited (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes explanatory paragraphs referring to (i) the adoption of FASB Accounting Standards Codification 810-10-65, Consolidation — Overall — Transition and Open Effective Date Information” (previously Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”), effective January 1, 2009 and (ii) the translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers in the United States of America) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
March 5, 2010